                                                                     EXHIBIT 2.1


                            AMERADA HESS CORPORATION


      DAVID G. STEVENSON                                   P. 0. BOX 2040
      VICE PRESIDENT AND                             HOUSTON, TEXAS 77252-2040
    ASSOCIATE GENERAL COUNSEL                              713-609-4100


                                 May 7, 1996



DLB Oil & Gas, Inc.
1601 N.W. Expressway
Suite 700
Oklahoma City, Oklahoma 73118-1401
Attention:  Mark Liddell

Gentlemen:

     Reference for all purposes is herein made to that certain Agreement for Purchase and Sale dated April 16, 1996, between Amerada Hess Corporation ("Seller") and DLB Oil & Gas, Inc. ("Buyer") covering the sale of various oil and gas properties in Oklahoma ("Agreement").

     Buyer has requested that the Closing Date under Section 11.1 of the Agreement be changed from June 14, 1996 to May 31, 1996. Seller is agreeable to this change, subject to the following conditions and amendments of the
Agreement:

            1.   Buyer shall complete its title review under
                 Article VII of the Agreement and notify Seller of any Title Defects by May 17, 1996.

            2. Buyer shall complete its environmental assessment of the Assets as prescribed in Article XIV of the Agreement by May 17, 1996.


     If you are in agreement with the above, please execute a copy of this letter at the place designated below, whereupon this letter will be an amendment of the Agreement, binding upon both Seller and Buyer.

                                   Sincerely,

                                   AMERADA HESS CORPORATION

                                   By:   /s/  D. G. Stevenson
                                      ------------------------------
                                      D. G. Stevenson

ACCEPTED AND AGREED TO THIS
8TH DAY OF MAY, 1996

DLB OIL & GAS, INC.

By:    /s/  Mark Liddell
   ------------------------------
    Mark Liddell President